Exhibit 4.1

NEWPAGE CORPORATION,

as Issuer,

EACH OF THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON,

as Trustee

Supplemental Indenture

Dated as of February 24, 2010

to

Indenture

Dated

as of September 30, 2009

11.375% Senior Secured Notes Due 2014

SUPPLEMENTAL INDENTURE, dated as of February 24, 2010 (this “Supplemental Indenture”), among NEWPAGE CORPORATION, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) party hereto, and THE BANK OF NEW YORK MELLON, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of September 30, 2009 (the “Indenture”), providing for the issuance of 11.375% Senior Secured Notes Due 2014 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any holders to cure any ambiguity, defect or inconsistency or to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

WHEREAS, the Company, the Guarantors and the Trustee desire to amend and supplement certain terms and conditions of the Indenture as further described below and pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

Amendments to the Indenture

Section 1.1 Amendments to Section 1.01 and Section 4.09 of the Indenture. In accordance with Section 9.01(1) and Section 9.01(4) of the Indenture:

(i) the definition of the term “Collateral” is hereby amended and restated in its entirety to read as follows: ‘“Collateral’ means, collectively, the ABL Collateral, the Shared Collateral and the Separate Collateral.”.

(ii) Clause (6) of the definition of the term “Permitted Liens” in Section 1.01 of the Indenture is hereby amended by deleting the reference to “Section 4.09(b)(6)” where it appears therein and substituting in lieu thereof reference to “Section 4.09(b)(7)”; and

(iii) Section 4.09(b)(7) of the Indenture is hereby amended by deleting the reference to “clause (6)” where it appears therein and substituting in lieu thereof reference to “clause (7)”.

ARTICLE TWO

Miscellaneous

Section 2.1 Effect of this Supplemental Indenture. This Supplemental Indenture is an indenture supplemental to the Indenture and the Notes, and said Indenture, Notes and this Supplemental Indenture shall henceforth be read together in the same manner as if the provisions of the Indenture, the Notes and this Supplemental Indenture were conformed in the same instrument.

Section 2.2 Confirmation. The Indenture and the Notes as amended and supplemented by this Supplemental Indenture are in all respects ratified, confirmed and preserved.

Section 2.3 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

Section 2.4 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.5 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.7 Effectiveness. The provisions of this Supplemental Indenture shall be deemed to be effective as of September 30, 2009 upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.06 of the Indenture.

Section 2.8 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture.

Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

Section 2.10 Trustee Documents. On or before the date hereof, the Company shall deliver to the Trustee pursuant to the Indenture (a) the Board Resolutions, (b) an Officers’ Certificate and (c) an Opinion of Counsel, in each case, related to the execution of this Supplemental Indenture.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Douglas K. Cooper
Name:
Title:

CHILLICOTHE PAPER INC

By:	/s/ Douglas K. Cooper
Name:
Title:

ESCANABA PAPER COMPANY

By:	/s/ Douglas K. Cooper
Name:
Title:

LUKE PAPER COMPANY

By:	/s/ Douglas K. Cooper
Name:
Title:

RUMFORD PAPER COMPANY

By:	/s/ Douglas K. Cooper
Name:
Title:

WICKLIFFE PAPER COMPANY LLC

By:	/s/ Douglas K. Cooper
Name:
Title:

UPLAND RESOURCES INC.

By:	/s/ Douglas K. Cooper
Name: Title:

RUMFORD COGENERATION, INC.

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE CANADIAN SALES LLC

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE CONSOLIDATED PAPERS INC

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE ENERGY SERVICES LLC

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE PORT HAWKESBURY HOLDING LLC

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE PORT HAWKESBURY CORP

By:	/s/ Douglas K. Cooper
Name: Title:

NEWPAGE WISCONSIN SYSTEM INC

By:	/s/ Douglas K. Cooper
Name: Title:

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Mary Miselis
Name: Mark Miselis Title: Vice President